News Release

CONTACTS:

Investors:

      Joe Selner, Chief Financial Officer

       920-491-7120

Media:

      Jon Drayna, Corporate Communications

       920-491-7006

Associated Banc-Corp Board sets 25-cent dividend

        GREEN BAY, Wis. – Oct. 28, 2004 – The Board of Directors of Associated Banc-Corp (NASDAQ: ASBC) today declared a regular 25-cent cash dividend, payable Nov. 15 to shareholders of record Nov. 8. It is the company’s 139th consecutive cash dividend, and represents an increase of 10.3 percent over the year-earlier dividend.

         Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified multibank holding company with total assets of $16.1 billion. Associated has more than 200 banking offices serving more than 150 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.AssociatedBank.com.